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EXHIBIT 10.10

Greenhill 2nd Comments 8/18/02

FOURTH SUPPLEMENTAL
TRUST INDENTURE
TRANS WORLD CORPORATION
(FORMERLY KNOWN AS TRANS WORLD GAMING CORP.),
TWG INTERNATIONAL U.S. CORPORATION,
TWG FINANCE CORP., ISSUERS

        This Fourth Supplemental Trust Indenture, dated as of [®                        ], (this "Supplemental Indenture"), is made by and among TWG International U.S. Corporation ("TWG International"), Trans World Corporation, formerly known as Trans World Gaming Corp. ("TWG"), and TWG Finance Corp. (together with any successors to their rights, duties and obligations under the Indenture described herein, the "Issuers"), and The Bank of New York Trust Company of Florida, N.A. as successor in interest to the U.S. Trust Company of Texas, N.A. (together with any successor trustee hereunder, the "Trustee"), a national banking association having corporate trust offices located in Dallas, Texas.

        WHEREAS, the Issuers and the Trustee have heretofore executed and delivered that certain Indenture dated as of March 31, 1998, as supplemented by that certain First Supplemental Trust Indenture among the Issuers and the Trustee dated as of October 29, 1998, and as supplemented by that certain Second Supplemental Trust Indenture among the Issuers and the Trustee dated as of October 15, 1999, and as supplemental by that certain Third Supplemental Trust Indenture among the Issuers and the Trustee dated as of September 10, 2001 (the Indenture, as so supplemented is referred to herein as the "Primary Indenture"), and have issued their 12% Senior Secured Notes Due March 17, 2005 to certain private holders referred to herein as the "Holders" (collectively the "Primary Notes") thereunder; and

        WHEREAS, TWG International and the Trustee have executed that certain Indenture dated as of March 31, 1998, as supplemented by that First Supplemental Trust Indenture dated as of October 29, 1998, and as supplemented by that certain Second Supplemental Trust Indenture dated as of October 15, 1999, and as supplemented by that certain Third Supplemental Trust Indenture among the Issuers and the Trustee date as of September 10, 2001 (the Indenture, as so supplemented is referred to herein as the "Funding Note Indenture") and has issued its 12% Senior Secured Note Due March 17, 2005 to TWG (collectively the "Funding Note") thereunder; and

        WHEREAS, the Issuers and the Holders representing a majority in principal amount of the Outstanding Primary Notes ("Majority Holders") have entered into that certain Agreement and Plan of Recapitalization pursuant to which the Majority Holders have agreed that their Primary Notes are to be exchanged for either common stock of TWG or a promissory note (the "Exchange Agreement"); and

        WHEREAS, pursuant to the terms of the Exchange Agreement, the Issuer has agreed to request, and the Majority Holders have agreed to instruct, the Trustee to execute and deliver this Supplemental Indenture for the purpose of deleting from the Primary Indenture certain of the Issuers' covenants and certain other provisions which can be so deleted with the prior consent of not less than a majority of the principal amount of the Outstanding Primary Notes pursuant to Section 8.2 of the Primary Indenture; and

        WHEREAS, the execution and delivery of this Supplemental Indenture has been duly and validly authorized in all respects by the respective Boards of Directors of the Issuers; and

        WHEREAS, the Majority Holders have executed and delivered to the Trustee their written consent in compliance of Article 7 of the Indenture for the Trustee to enter into this Supplemental Indenture; and

        WHEREAS, the Trustee is a party to this Supplemental Indenture in order to acknowledge its acceptance of the terms and provisions hereof and to evidence its consent to the amendments to the Primary Indenture made hereby.

        NOW, THEREFORE, in consideration of the mutual understandings, promises and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer and the Trustee do covenant and agree hereby, for the equal and proportionate benefit of the respective Holders from time to time of the Notes, as follows:

ARTICLE I

DEFINITIONS AND STATUTORY AUTHORITY

        Section 1.1.    Supplemental Indenture.    This Supplemental Indenture is a Supplemental Indenture, and is adopted in accordance with Article 8 of the Primary Indenture.

        Section 1.2.    Definitions.

        (A)  Unless the context shall require otherwise, all defined terms contained in the Primary Indenture shall have the same respective meanings in this Supplemental Indenture as such defined terms are given in the Primary Indenture.

        (B)  As used in this Supplemental Indenture, except as otherwise expressly provided or unless the context shall require otherwise:

          (1)  This "Supplemental Indenture" means this instrument as originally executed or as it may, from time to time, be supplemented or amended by one or more supplemental indentures hereto entered into pursuant to the applicable provisions of the Primary Indenture.

          (2)  All references in this instrument to designated "Articles," "Sections," and other subdivisions are to the designated Articles, Sections, and other subdivisions of this instrument as originally executed.

        Section 1.3.    Primary Indenture to Remain in Force.    Except as amended by this Supplemental Indenture, the Primary Indenture shall remain in full force and effect as to matters covered therein.

        Section 1.4.    Successors and Assigns.    All covenants and agreements in this Supplemental Indenture by the Issuers and the Trustee shall bind the Holders of the Notes, the Issuers, the Trustee and their respective successors and assigns, whether so expressed or not.

        Section 1.5.    Benefits of Supplemental Indenture.    Nothing in this Supplemental Indenture or in the Notes, express or implied, shall give any Person, other than the parties hereto, their respective successors hereunder and the Holders of the Notes, any benefit or any legal or equitable rights, remedy or claim under this Supplemental Indenture.

        Section 1.6.    Governing Law.    This Supplemental Indenture shall be construed in accordance and governed by the laws of the State of New York.

ARTICLE II

AMENDMENTS TO PRIMARY INDENTURE

        Section 2.1.    The following sections of the Primary Indenture are deleted in their entirety from the Primary Indenture.

  a.
  Section 3.7 Maintenance of Properties, Etc.

  b.
  Section 3.8 Indebtedness

  c.
  Section 3.9 Books

  d.
  Section 3.10 Limitation on Incurrence of Additional Indebtedness

  e.
  Section 3.12 (a) and (c) Restrictions on Asset Sales

  f.
  Section 3.13 Distributions

  g.
  Section 3.14 Limitation on Dividends and other Payment Restrictions Affecting Subsidiaries

  h.
  Section 3.15 Limitation on Investments

  i.
  Section 3.16 Limitation on Liens

  j.
  Section 3.17 Transactions with Affiliates

  k.
  Section 3.18 Change of Control

  l.
  Section 3.19 Line of Business

  m.
  Section 3.20 Payments for Consent

  n.
  Section 3.21 Limitations on Sale and Leaseback Transactions

  o.
  Section 3.23 Non-USA Operations

  p.
  Section 3.24 Costs of Operations

  q.
  Section 3.29 Post Closing Cooperation

  r.
  Section 4.3 Reports by Issuer

  s.
  Section 5.1(e), (f), (i), (j),(k), (l), (m), and (n)

        Section 2.2.    Global Amendment.    To the extent necessary, all other terms of the Primary Indenture shall be deemed amended to reflect amendments set forth herein.

        Section 2.3    The first sentence of Section 3.12(b) is amended to read in its entirety as follows:

        "No later than sixty (60) days after the receipt of Net Cash Proceeds from an Asset Sale, TWG International may apply Net Cash Proceeds therefrom to invest (including through Capital Expenditures) in properties and assets related to the gambling industry, consistent with other current business activities of TWG International, so long as the Security holders are granted a first lien and security interest in such assets and provided that such properties and assets are held by TWG International or one or more of Subsidiaries."

        Section 2.4.    Section 5.1(d) is deleted in its entirety and amended to read in its entirety as follows:

        "(d) the occurrence and continuance of an Event of Default under the Funding Note Indenture; or"

ARTICLE III

MISCELLANEOUS

        Section 3.1.    Ratification and Reaffirmation.    The Issuers and Trustee hereby ratify and reaffirm all the terms and conditions of the Primary Indenture, as specifically amended and supplemented by this Supplemental Indenture, and each hereby acknowledges that the Primary Indenture remains in full force and effect, as so amended and supplemented.

        Section 3.2.    Execution and Counterparts.    This Supplemental Indenture may be executed in several counterparts, all of which shall constitute one and the same instrument and each of which shall be, and shall be deemed to be, an original.

        Section 3.3    Effectiveness.    In addition to the other conditions precedent contained in Sections 8.4 and 11.5 of the Primary Indenture which must be satisfied in connection with the prior to the execution and delivery of this Supplemental Indenture by the Trustee, the Trustee shall not so execute and deliver this Supplemental Indenture unless the following additional conditions are met:

        The delivery of a certificate executed by the chief execution officer of TWG that the Exchange Agreement has closed and that the exchange contemplated therein has taken place in a form satisfactory to legal counsel to Value Partners, Ltd. the separate execution and delivery of a certificate of Value Partners, Ltd. consenting to the effectiveness of this Supplemental Indenture the consent of the Majority Holders and an Opinion of Counsel (as defined in the Indenture).

        Section 3.4    Construction.    It is the intent of the parties hereto that the provisions of this Supplemental Indenture be consistent and not conflict with, and such provisions shall be construed and interpreted as being consistent and not in conflict with, the Primary Note Indenture, the supplements thereto, and the other agreements executed and delivered in connection therewith, including, but not limited to, all the Collateral Agreements (collectively, the "Transaction Documents"). If there are any such inconsistent or conflicting provisions, such provisions in the Transaction Documents shall be deemed amended so as not to be inconsistent or in conflict with the terms of this Supplement, and in no event shall any such inconsistent or conflicting provisions create a Default or an Event of Default.

        Section 3.4    Trustee Disclaimer.    The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuers and the Majority Holders by corporate action or otherwise, (iii) the due execution hereof by the Issuers or the due execution of the Consents of the Majority Holders (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[This space intentionally left blank.]

        IN WITNESS WHEREOF, the Issuer and the Trustee have caused this Supplemental Indenture to be signed on their behalf by their duly authorized representative, all as of the date first hereinabove written.

TWG INTERNATIONAL U.S. CORPORATION
By:
Name:	Rami S. Ramadan
Title:	Chief Executive Officer
TWG FINANCE CORP.
By:
Name:	Rami S. Ramadan
Title:	Chief Executive Officer
TRANS WORLD CORPORATION
By:
Name:	Rami S. Ramadan
Title:	Chief Executive Officer

Instruction and Consent of Securityholders:

        The below designated Securityholder of greater than a majority of principal amount of the Primary Notes Outstanding as of the date hereof, by its execution hereof, consents to the Fourth Supplemental Trust Indenture and instructs the Trustee to execute and deliver the same. By the execution hereof, the undersigned Securityholder represents and warrants to the Trustee that it is the holder of in excess of a majority in principal amount of the Primary Notes Outstanding on the date hereof.

VALUE PARTNERS, LTD.
By:
Name:	Timothy G. Ewing
Title:	Managing Partner of Ewing & Partners General Partner of Value Partners, Ltd.

BANK OF NEW YORK TRUST COMPANY OF FLORIDA, N.A. as Trustee
By:
Name:	John Stohlmann
Title:	Vice President

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FOURTH SUPPLEMENTAL TRUST INDENTURE TRANS WORLD CORPORATION (FORMERLY KNOWN AS TRANS WORLD GAMING CORP.), TWG INTERNATIONAL U.S. CORPORATION, TWG FINANCE CORP., ISSUERS